UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MEDLEY CAPITAL CORPORATION

(Name of the Registrant as Specified in its Charter)

NexPoint Advisors, L.P.

NexPoint Advisors GP, LLC

Highland Global Allocation Fund

Highland Capital Management Fund Advisors, L.P.

Strand Advisors XVI, Inc.

Highland Select Equity Master Fund, L.P.

Highland Select Equity Fund GP, L.P.

Highland Select Equity GP, LLC

Highland Capital Management, L.P.

Strand Advisors, Inc.

James D. Dondero

Stephen Mongillo

Mark Goglia

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On May 16, 2019, NexPoint Advisors, L.P. (“NexPoint”) issued a press release which is filed as Exhibit 1 hereto and is incorporated herein by reference. In addition, on May 16, 2019, NexPoint issued a presentation to stockholders of Medley Capital Corporation which is filed as Exhibit 2 hereto and is incorporated herein by reference.

Exhibits

Exhibit 1	Press Release.

Exhibit 2	Presentation.

Media Contact: Lucy Bannon | (972) 419-6272 | lbannon@highlandcapital.com

NexPoint Advisors Issues Presentation to Medley Capital Corporation

Stockholders, Highlights Need to Elect Independent Director Nominees,

Replacing Directors Found to Have Violated Their Fiduciary Duties

NexPoint warns MCC stockholders of dire situation at MCC, including risk of default, evident in recent Form 10-Q

NexPoint lays out path for improved oversight at MCC via independent director nominees who will act in best interest of MCC stockholders

DALLAS, May 16, 2019 – NexPoint Advisors, L.P. (“NexPoint”) issued a presentation today to stockholders of Medley Capital Corporation (“MCC” or the “Company”) as it seeks stockholder support in electing two independent directors to the MCC board of directors (the “Board”).

To view the presentation, visit: www.MedleyCapitalVote.com/Stockholder-Materials/

On May 13, 2019, NexPoint filed a definitive proxy statement soliciting MCC stockholders to elect two independent directors, Mark T. Goglia and Stephen A. Mongillo, to the Board at the Company’s annual meeting of stockholders scheduled for Tuesday, June 4, 2019 (including any adjournments or postponements and any meeting that may be called in lieu thereof by the Company, the “Annual Meeting”).

The two directors up for reelection, Seth Taube and Arthur S. Ainsberg, were among those who the Delaware Chancery Court found to have violated their fiduciary duties; yet, they were still re-nominated by the MCC board.

As NexPoint highlights in its presentation, the Annual Meeting gives stockholders the opportunity to replace the incumbent directors with two additional independent directors, which NexPoint believes is necessary to protect stockholder interests.

The Form 10-Q (the “10-Q”) filed by MCC on May 10, 2019 underscores the need to improve the oversight at MCC—not to mention the urgency needed in doing so. NexPoint believes the 10-Q raises serious questions about portfolio valuation, showing that the MCC portfolio is comprised almost entirely (88%) of Level 3 fair valued positions (with the remaining 12% position also fair valued at NAV), almost 40% of which are affiliated or controlled positions. It also plainly states that MCC is at risk of violating debt covenants.

NexPoint believes its independent director nominees would provide the oversight necessary to improve the Company’s financial situation and protect stockholders’ interests.

As such, NexPoint urges MCC shareholders to vote FOR its slate of two director nominees, Mark T. Goglia and Stephen A. Mongillo, at the Annual Meeting using the BLUE proxy card.

Though NexPoint is seeking to become the Company’s external investment adviser, its nominees – who are unaffiliated with any members of the NexPoint Group – will act solely in the best interests of all MCC stockholders.

The presentation to MCC stockholders, proxy statement, and additional information on NexPoint’s director nominees can be found at: www.MedleyCapitalVote.com

—

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Media Contact: Lucy Bannon | (972) 419-6272 | lbannon@highlandcapital.com

About NexPoint Advisors, L.P.

NexPoint, together with its affiliates, is a multibillion-dollar global alternative investment manager founded in 1993 by Jim Dondero and Mark Okada. A pioneer in the leveraged loan market, the firm has evolved over 25 years, building on its credit expertise and value-based approach to expand into other asset classes. Today, NexPoint and its affiliates operate a diverse investment platform, serving both institutional and retail investors worldwide. In addition to high yield credit, the firm’s investment capabilities include public equities, real estate, private equity and special situations, structured credit, and sector- and region-specific verticals built around specialized teams.

Important Information

NexPoint Advisors, L.P. (“NexPoint”) has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) together with the other participants named therein to be used to solicit (the “Solicitation”) proxies for, among other matters, the election of its slate of director nominees at the Annual Meeting of Stockholders (the “Annual Meeting”) of Medley Capital Corporation (the “Company”) expected to take place on June 4, 2019. Stockholders are advised to read the definitive proxy statement and any other documents related to the Solicitation because they contain important information, including information relating to the participants in the Solicitation. These materials and other materials filed by the participants with the SEC in connection with the Solicitation are available at no charge on the SEC’s website at www.sec.gov. In addition, the participants in the Solicitation will provide copies of the definitive proxy statement without charge, upon request. Requests for copies should be directed to the participants’ proxy solicitor.

Media Contact

Lucy Bannon

(972) 419-6272

lbannon@highlandcapital.com

2

The MCC board of directors has failed to act in your best interests. Vote on or before the Annual Meeting (June 4, 2019) to elect new directors. PRESENTATION TO THE STOCKHOLDERS OF MEDLEY CAPITAL CORPORATION NexPoint believes electing our experienced, independent director nominees to the MCC board is the only way to protect your interests. (NYSE : MCC) | May 2019 PLEASE REFER TO IMPORTANT DISCLOSURES ON PAGE 2. www.MedleyCapitalVote.com

DISCLAIMERS The views expressed in this presentation represent the opinions of NexPoint Advisors, L.P. and its affiliates (collectively, the “NexPoint Group”), which beneficially own shares of common stock of Medley Capital Corporation (the “Company” or “MCC”), and are based on publicly available information with respect to the Company, Medley Management Inc. (“MDLY”) and Sierra Income Corporation (“Sierra”). The NexPoint Group reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to (1) notify the market or any other party of any such changes or (2) update the information or opinions contained in this presentation, except in each case as required by law. Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by the NexPoint Group herein are based on assumptions that the NexPoint Group believes to be reasonable as of the date of the materials in this presentation, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material. The materials in this presentation are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security. These materials do not recommend the purchase or sale of any security. To the extent that the NexPoint Group discloses information about its position or economic interest in the securities of the Company in this presentation, it is subject to change and the NexPoint Group expressly disclaims any obligation to update such information except as required by law. The materials in this presentation shall not constitute an offer to sell or the solicitation of an offer to buy any interests in any fund managed by the NexPoint Group. Although the NexPoint Group believes the statements made in this presentation are accurate in all material respects and does not omit to state material facts necessary to make those statements not misleading, the NexPoint Group makes no representation or warranty, express or implied, as to the accuracy or completeness of those statements or any other written or oral communication it makes with respect to the Company, MDLY, SIC or any other company mentioned, and the NexPoint Group expressly disclaims any liability relating to those statements or communications (or any inaccuracies or omissions therein). Thus, shareholders and others should conduct their own independent investigation and analysis of those statements and communications and of the Company, MDLY, SIC or any other company to which those statements or communications may be relevant. The NexPoint Group has not sought or obtained consent from any third party to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made as to the accuracy of data or information obtained or derived from filings made with the SEC by the Company, MDLY or from any third-party source. All trade names, trademarks, service marks, and logos herein are the property of their respective owners who retain all proprietary rights over their use. This presentation may contain links to articles and/or videos (collectively, “Media”). The view and opinions expressed in such Media are those of the author(s)/speaker(s) referenced or quoted in such Media and, unless specifically noted otherwise, do not necessarily represent the opinion of the NexPoint Group. This presentation may be deemed to constitute solicitation material and is intended solely to inform shareholders so that they may make an informed decision regarding the proxy solicitation, as explained in greater detail below. Cautionary Statement Regarding Forward-Looking Statements: These materials may contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in these materials that are not historical facts are based on current expectations and

DISCLAIMERS (CONT’D) speak only as of the date of such materials, and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the NexPoint Group. Although the NexPoint Group believes that the assumptions underlying the projected results or forward-looking statements included in these materials are reasonable as of the date of such materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. The NexPoint Group will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events. IMPORTANT INFORMATION: On May 13, 2019, NexPoint Advisors, L.P. (“NexPoint”), together with the other participants named below, filed a proxy statement and accompanying BLUE proxy card with the SEC to solicit stockholder votes for the election of its slate of highly-qualified director nominees in connection with the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company expected to take place on June 4, 2019. NEXPOINT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR. PARTICIPANT INFORMATION: The following persons are anticipated to be, or may be deemed to be, participants in the proxy solicitation: NexPoint, NexPoint Advisors GP, LLC, the general partner of NexPoint (“NexPoint Advisors GP”), Highland Global Allocation Fund (“Global Fund”), Highland Capital Management Fund Advisors, L.P., the investment advisor to Global Fund (“Highland Fund Advisors”), Strand Advisors XVI, Inc., the general partner of Highland Fund Advisors (“Strand XVI”), Highland Select Equity Master Fund, L.P. (“Select Fund”), Highland Select Equity Fund GP, L.P., the general partner of Select Fund (“Select GP”), Highland Select Equity GP, LLC, the general partner of Select GP (“Select LLC”), Highland Capital Management, L.P., the sole member of Select LLC and the investment advisor to Select Fund (“Highland Capital”), Strand Advisors, Inc., the general partner of Highland Capital (“Strand”) and James D. Dondero, the President of NexPoint Advisors GP and Strand and ultimate control person of Strand XVI, NexPoint Advisors GP and Strand (collectively, the “NexPoint Group”), and the nominees for election as directors of the Company (the “Nominees”, and together with the NexPoint Group, the “Participants”), who include Mark T. Goglia and Stephen A. Mongillo. The NexPoint Group has an interest in the matters to be acted on at the Annual Meeting as they have nominated two independent directors for election at the Annual Meeting and NexPoint has stated its willingness to step-in as the external investment manager of the Company. Certain of the Participants hold direct or indirect interests in securities of the Company as follows: Global Fund holds and beneficially owns 335,000 shares of common stock of the Company and Highland Fund Advisors, Strand XVI and Mr. Dondero indirectly beneficially own such shares of common stock of the Company due to their relationship with Global Fund; Select Fund holds of record and beneficially owns 100 shares of common stock of the Company and Select GP, Select LLC, Highland Capital, Strand and Mr. Dondero indirectly beneficially own such shares of common stock of the Company due to their relationship with Select Fund. Each of the Nominees has an interest in being nominated and elected as a director of the Company, but no Nominee beneficially owns any shares of common stock of the Company.

JUNE 4, 2019: VOTE TO IMPROVE MCC OVERSIGHT “…Medley Capital’s directors violated their fiduciary duties in entering into the Proposed Transactions…” 1 “The Special Committee [including Arthur Ainsberg, who is up for reelection]…sat supine in negotiations concerning the [Medley Mergers], allowing the Taube brothers [including Seth Taube, who is up for reelection] to dominate the process by: setting the deal structure; controlling the flow of information; withholding information; withholding details about Medley Management’s own value and the existence of offers from third parties; locking out “interlopers” through standstill agreements, deal protections, and an aggressive timeline; and rushing the committee’s deliberations. In the end, the Special Committee allowed [MDLY] Management to extract a huge [approximately 100%] premium while Medley Capital stockholders received none.” 1 June 4, 2019: The opportunity to replace Seth Taube and Arthur S. Ainsberg with truly independent directors to represent YOUR best interests.2 1. Source: March 11, 2019 Delaware Chancery Court Opinion (FrontFour Capital Group LLC, et al. v. Brook Taube, et al., Case No. 2019-0100). 2. We are separately evaluating: (i) whether the Delaware Court’s opinion, together with the underlying facts, result in Messrs. Mack and Lerdal being interested persons for purposes of the Investment Company Act of 1940, as amended (the “40 Act”), such that the existing management agreement with MDLY would have not been validly approved under Section 15 of the 40 Act; and (ii) if so, whether this would result in MDLY being obligated to return to MCC all fees and overhead reimbursements received under an advisory agreement lacking the requisite approval. 4

CONTENTS Disclaimers 2 Executive Summary 6 Urgent Action Needed 7 I. Overview of Events 9 II. NexPoint’s Director Nominees: Improving Board Independence 15 III. Annual Meeting Details / Voting Information 23 IV. Information on NexPoint’s Proposal to MCC 26 NexPoint urges you to vote FOR NexPoint’s two Independent Director Nominees, rejecting the current directors who were found to have breached their fiduciary duties, yet were still re-nominated by the MCC board. VOTE USING THE BLUE PROXY CARD 5

EXECUTIVE SUMMARY NexPoint believes maintaining the status quo presents significant risk to MCC’s stockholders. In order for MCC stockholders to protect their interests, they must vote by June 3, 2019 to be counted at the Annual Meeting (on June 4, 2019) to elect NexPoint’s two qualified, independent board nominees to replace the two MCC directors up for reelection. ? As the Delaware Chancery Court noted, “when the Taube brothers proposed the [Medley Mergers] in June 2018, Medley Management [MDLY] was facing enormous financial pressure,” due to MCC’s poor financial performance.1 We believe that – under MDLY’s continued management – the situation at MCC has only gotten worse since then –with the Company facing a potential financial covenant default on its 2024 Notes. ? The MCC board “violated their fiduciary duties in entering into the [Medley Mergers],“1 and while there are two new directors on the MCC board who were appointed by FrontFour, five of the current seven directors – a voting majority – are part of the original group that approved the Medley Mergers and two of these directors (including Arthur Ainsberg, who is up for re-election) continue to sit on the special committee. ? While MCC’S settlement with FrontFour is a step in the right direction, NexPoint believes there is significant risk: (i) of deadlock at the special committee level in determining whether an alternative to the Medley Mergers constitutes a “Superior Proposal” under the Medley Mergers; (ii) that the board will attempt to thwart any alternative to the Medley Mergers that does not include MDLY, either by refusing to approve a special committee recommendation at the board level, or by attempting to disband and/or reconstitute the special committee; and (iii) that the definition of “Superior Proposal” is so narrow that third parties like NexPoint may be excluded from the go-shop process. 1. FrontFour Capital Group LLC, et al. v. Brook Taube, et al., Case No. 2019-0100. 6

URGENT ACTION IS NEEDED Poor performance is only the beginning: “Since its January 20, 2011 IPO, by every industry measure, Medley Capital has been in a steady financial decline. This decline occurred during a period of sustained stock market and sector share price increases. Medley Capital’s performance is poor compared to its peers. Due to Medley Capital’s poor financial performance, [MDLY] Management faced financial pressures.“1 The March 31, 2019 quarterly report filed on May 10, 20192 highlights the Company’s dire situation. Serious Valuation Concerns ? We believe that the intent of the Medley Mergers was not only to enrich and entrench the stockholders of the woefully underperforming Medley Management, but also to bury a problematic MCC portfolio comprised almost entirely (88%) of Level 3 fair valued positions (with the remaining 12% position also fair valued at NAV), almost 40% of which are affiliated or controlled positions—many suffering material write-downs. It appears these positions are only valued quarterly, and it is unclear how much is valued by a third party.2 Troubling Trajectory ? Even more alarming to us is the 10-Q disclosure of MCC’s significant level of professional fees and general and administrative expenses for the quarter which increased by $11.6 million, or 453.4%. These expenses were offset by a DECREASE in valuation expenses, giving us even more cause for concern over the reliability of the Company’s valuations. ? Even at the Company’s reduced dividend rate, we believe the dividend is not supportable, especially in light of the Company’s current expenses burn rate. 1. FrontFour Capital Group LLC, et al. v. Brook Taube, et al., Case No. 2019-0100. 2. March 31, 2019 10-Q dated May 10, 2019 https://www.sec.gov/Archives/edgar/data/1490349/000149034919000010/medleycapitalcorp03311910q.htm 7

URGENT ACTION IS NEEDED MCC is at risk of default under certain financial covenants: ? The valuation risk is exacerbated by the fact that MCC is at risk of violating the debt covenants applicable to its 2024 Notes. As the Company noted in their first quarter 10-Q, the 2024 Notes contain certain financial covenants, including minimum net assets of $275 million and a maximum debt to total assets ratio of 70%. As of March 31, 2019 (the last day of the first quarter, which is when those covenants were last tested), the Company had a mere $3 million cushion above the minimum net assets covenant. ? As the Company noted in the 10-Q, “[it] is reasonably likely that the Company’s net assets could decline by more than $3 million by June 30, 2019,” which would result in a breach of the minimum asset covenant.1? The Company’s quickly eroding net assets have already triggered a 50 basis point increase in the 2024 Notes’ interest rate because net assets have fallen below $285 million. If the Company violates these covenants for two consecutive quarters the holders of the 2024 Notes can require the trustee to accelerate the notes.1 ? If NexPoint were to become the external manager of MCC, it would result in a change of control (which is an event of default) under the 2024 Notes, however, we believe if NexPoint was appointed investment manager it would be able to negotiate a waiver or amendment of this provision. As the Delaware Court noted: “The deterioration in [MCC’s] net investment income (“NII”), a key metric in measuring BDC performance and a proxy for BDC earning power, and dividend are particularly dramatic. Since 2014, NII has plunged by 85% . . ., and the dividend has fallen by 65% . . . . Because dividends have exceeded NII, [MCC] has operated with an unsustainable shortfall since 2016.’“2 1. March 31, 2019 10-Q dated May 10, 2019 https://www.sec.gov/Archives/edgar/data/1490349/000149034919000010/medleycapitalcorp03311910q.htm. 2. FrontFour Capital Group LLC, et al. v. Brook Taube, et al., Case No. 2019-0100 8

I . OVERVIEW OF EVENTS

TIMELINE OF EVENTS

1. **MCC announces a zero-premium merger with affiliates of the Taubes**
2. **NexPoint submits proposals**
3. FrontFour files lawsuit
4. ISS recommends against the mergers
5. Delaware court issues opinion
6. FrontFour reaches settlement
7. NexPoint files proxy statement

1. In August 2018, MCC announced a series of conflicted, affiliated transactions pursuant to which MCC would merge with Sierra Income Corporation ("Sierra") (the "MCC/Sierra Merger") and by which Medley Management Inc. ("MDLY") would then merge with a wholly-owned subsidiary of Sierra (the "MDLY Merger") (collectively, the "Medley Mergers"). The "transaction represented a 'approximate 100% premium' … for Medley Management."[1]

2. In January 2019, NexPoint submitted a proposal to MCC for NexPoint to become the adviser for MCC. We believe the terms of the proposal are **superior to the existing contract with MDLY** and **better for MCC stockholders than the Medley Mergers**. The MCC board ignored the proposal and made no attempt to negotiate with NexPoint despite NexPoint's express willingness to do so.

After its initial proposal was ignored by the special committee, NexPoint submitted a second, improved proposal to MCC offering stockholders an alternative to the Medley Mergers. The MCC board again made no attempt to engage.

February 6, 2019: MCC and Sierra issued a press release "indicating that their respective special committees had unanimously determined not to pursue the second NexPoint Proposal … purport[ing] to identify the reasoning behind the determinations by the Special Committees.

But Medley Management had drafted the press release before the Special Committee had even made its determination."

- March 11, 2019 Delaware Chancery Court Memorandum Opinion[1]

1. *FrontFour Capital Group LLC, et al. v. Brook Taube, et al.*, Case No. 2019-0100.

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TIMELINE OF EVENTS (CONT'D)



1. MCC announces a zero-premium merger with affiliate managed by the Taubes
2. NexPoint submits proposals
3. FrontFour files lawsuit
4. ISS recommends against the mergers
5. Delaware court issues opinion
6. FrontFour reaches settlement
7. NexPoint files proxy statement

3. FrontFour, a large MCC shareholder, filed a lawsuit against MCC and its directors claiming, among other things, that the **MCC board breached its fiduciary duties.**

4. Leading independent proxy advisory firm **ISS recommended against the Medley Mergers in light of NexPoint's proposals,** and **questioned the independence of the special committee**. **Glass Lewis**, another leading independent proxy advisory firm, **also opposed the Medley Mergers**.

5. Delaware Chancery Court issued a scathing opinion in the FrontFour lawsuit against the MCC board, finding that the board violated its fiduciary duties in approving the Medley Mergers.

> **"the Court holds that Medley Capital's directors violated their fiduciary duties in entering into the Proposed Transactions..."**
>
> - March 11, 2019 Delaware Chancery Court Memorandum Opinion[1]

1. *FrontFour Capital Group LLC, et al. v. Brook Taube, et al.*, Case No. 2019-0100.

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ADDITIONAL EXCERPTS FROM THE DELAWARE COURT OPINION [MCC’s filings] create[d] the misleading impression that the Special Committee replicated an arm’s-length negotiation amid the conflicts tainting “ the [Merger] Transaction.”…the majority of the Special Committee members failed to act independently when negotiating the [Merger] Transaction.”…the Taube brothers dominated and controlled the board with respect to the challenged transactions.”…In the end, the Special Committee allowed Medley Management to extract a huge [approximate 100%] premium while Medley Capital stockholders received none.” - March 11, 2019 Delaware Chancery Court Memorandum Opinion1 12 1. FrontFour Capital Group LLC, et al. v. Brook Taube, et al., Case No. 2019-0100. 12

TIMELINE OF EVENTS (CONT'D)


1. MCC announces a zero-premium merger with an affiliate managed by the Taubes
2. NexPoint submits proposals
3. FrontFour files lawsuit
4. ISS recommends against the mergers
5. Delaware court issues opinion
6. FrontFour reaches settlement
7. NexPoint files proxy statement

6. FrontFour reached a settlement with MCC, which included the appointments of David A. Lorber and Lowell W. Robinson to the board (to fill the vacancies resulting from the resignations of Mark Lerdal and John E. Mack). While these are positive developments, NexPoint believes two additional independent directors are necessary to protect stockholder interests.

NexPoint continues to believe that there is significant risk:

(i) of deadlock at the special committee level in determining whether an alternative to the Medley Mergers constitutes a "Superior Proposal" under the Medley Merger;

(ii) that the board will attempt to thwart any alternative to the Medley Mergers that does not include MDLY, either by refusing to approve a special committee recommendation at the board level, or by attempting to disband and/or reconstitute the special committee; and

(iii) that the definition of "Superior Proposal" is so narrow that third parties like NexPoint may be excluded from the go-shop process.

After several rounds of settlement negotiations designed to address these concerns, where NexPoint was willing to withdraw its nominees and enter into a robust standstill provided that these concerns (among others) were addressed, NexPoint came to the conclusion that the *only* way stockholders can protect themselves against these concerns is to elect two independent director nominees to the board at the MCC annual meeting.

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TIMELINE OF EVENTS (CONT'D): WHERE WE ARE TODAY


1. MCC announces a zero-premium merger with an affiliate managed by the Taubes
2. NexPoint submits proposals
3. FrontFour files lawsuit
4. ISS recommends against the mergers
5. Delaware court issues opinion
6. FrontFour reaches settlement
7. NexPoint files proxy statement

7. NexPoint believes the *only* way stockholders can protect themselves against these concerns is to elect NexPoint's two independent directors to the board at the MCC annual meeting of stockholders scheduled for Tuesday, June 4, 2019. NexPoint believes that these independent directors will act in the best interests of stockholders.

Though NexPoint is seeking to become the Company's external investment adviser, its nominees – who are unaffiliated with any members of the NexPoint Group – will act solely in the best interests of all MCC stockholders.

As such, NexPoint urges MCC shareholders to vote FOR its slate of two director nominees, Mark T. Goglia and Stephen A. Mongillo, at the Annual Meeting using the BLUE proxy card.

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II . IMPROVING BOARD INDEPENDENCE : NEXPOINT’S DIRECTOR NOMINEES

MCC BOARD MEMBERS WERE *FOUND TO HAVE VIOLATED THEIR FIDUCIARY DUTIES* BY THE DELAWARE CHANCERY COURT

MEMBERS OF THE BOARD FOUND TO HAVE VIOLATED THEIR FIDUCIARY DUTIES

Status	Board member
	Brook Taube – CEO & Chairman *MDLY Co-CEO; financial interests lie in Medley Management over MCC*
UP FOR RE-ELECTION	**Seth Taube** *MDLY Co-CEO; financial interests lie in Medley Management over MCC*
	Jeff Tonkel *MDLY President; Taubes' "friend of 30 years"* [2]
UP FOR RE-ELECTION	**Arthur S. Ainsberg** *Joined the board in 2011*
	Karin Hirtler-Garvey *Joined the board in 2011*
RESIGNED	~~John Mack~~ *Joined the board in 2011*
RESIGNED	~~Mark Lerdal~~ *Joined the board in 2011*

"As to the inside directors and management, their financial interests lie in Medley Management …"

- March 11, 2019 Delaware Chancery Court Opinion[2]

"those tasked with standing independent from the Taube brothers willfully deferred to their authority…"

- March 11, 2019 Delaware Chancery Court Opinion[2]

1. Mssrs. John E. Mack and Mark Lerdal resigned on March 18, 2019, following the Delaware Chancery Court's opinion. 2. *FrontFour Capital Group LLC, et al. v. Brook Taube, et al.*, Case No. 2019-0100.

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MCC'S CURRENT BOARD COMPOSITION

Five of the seven directors who were found to have violated their fiduciary duties remain on the board today.

Two are up for reelection.

While FrontFour's directors help, we believe more independent directors are needed to both ensure stockholders are protected from further breaches and help steer MCC through its current financial issues.

INTERESTED DIRECTORS

Brook Taube – CEO & Chairman
MDLY Co-CEO; financial interests lie in Medley Management over MCC

UP FOR RE-ELECTION
Seth Taube
MDLY Co-CEO; financial interests lie in Medley Management over MCC

Jeff Tonkel
MDLY President; Taubes' "friend of 30 years"[2]

OTHER DIRECTORS

UP FOR RE-ELECTION
Arthur S. Ainsberg
Joined the board in 2011

Karin Hirtler-Garvey
Joined the board in 2011

FRONT-FOUR DIRECTOR
David A. Lorber[1]
Joined the board in 2019

FRONT-FOUR DIRECTOR
Lowell W. Robinson[1]
Joined the board in 2019

1. Appointed on April 16, 2019 pursuant to a settlement between MCC FrontFour to replace Mssrs. John E. Mack and Mark Lerdal, who resigned on March 18, 2019.

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THE MCC DIRECTORS UP FOR REELECTION Seth Taube – Interested Director ? A Medley insider whose “financial interest lies in Medley Management” first and foremost ? Pursued via the Medley Mergers a lucrative compensation package “more secure than the [current] at-will Management Agreement“1 despite poor performance of MDLY-managed portfolios ? Together with his brother Brook, was set to receive more than $75 million in cash under Medley Mergers in part from MCC2 ? Responsible for “steady financial decline” at Medley Capital, driving its “poor” performance “compared to its peers“1 “…the Taube brothers created an informational vacuum, which they then exploited…” “…the timing, structure, initiation, and negotiation of the Proposed Transactions were conceived for the purpose of—and did—advance the Taubes’ interest at the expense of Medley Capital’s other stockholders.” - March 11, 2019 Delaware Chancery Court Opinion1 1. Source: Delaware Chancery Court Memorandum Opinion, decided March 11, 2019. 2. Under the MCC/Sierra Merger, more than $75 million in cash was to be paid to Messrs. Brook and Seth Taube, MDLY’s co-CEOs. A condition to the consummation of the MCC/Sierra Merger is the approval of the MDLY Merger. NexPoint determined this value based on the following: (i) aggregate cash per share from Sierra to MDLY of $4.09 to unaffiliated MDLY stockholders and $3.79 to affiliated MDLY stockholders, as disclosed in MCC’s Proxy Statement dated December 21, 2018; MDLY Class A shares outstanding of 5,693,814, as disclosed in MDLY’s Form 10-Q filed November 14, 2018; plus an additional 24,839,302 MDLY shares to be issued immediately preceding the MDLY Merger, resulting in total MDLY shares of 30,533,116 eligible to receive the $4.09 per share cash to unaffiliated MDLY stockholders and $3.79 to affiliated MDLY stockholders from Sierra and total cash to MDLY stockholders of $117,428,654. The number of additional MDLY shares to be issued in connection with the MDLY Merger is found on page 237 of the Proxy Statement. 18

THE MCC DIRECTORS UP FOR REELECTION

UP FOR RE-ELECTION

Arthur Ainsberg – Legacy Director

- **Member of special committee that failed stockholders by allowing Seth Taube and his brother to dominate the transaction process at the expense of other MCC stockholders – approving a transaction that** "allowed Medley Management to extract a huge [approximate 100%] premium while Medley Capital stockholders received none."[1]
- **Incorrectly believed the "Medley Management sales processes 'effectively' checked the market for Medley Capital"** [1]
- Has been **paid over $1 million** for serving on the MCC board and its committees, yet owns only 3,000 shares—**less than $10,000[2]—in MCC stock**
- Has **never** elected to receive MCC stock **in lieu of cash** compensation

"**None of Medley Capital's fiduciaries…have interests aligned with** the interests of **Medley Capital's common stockholders…**"

"Ainsberg earned $299,000 as a Medley Capital director, representing roughly half of his 2018 income…[and therefore was] **susceptible to wanting to stay in the good graces of the Taube brothers.**"

"[Under the Medley Mergers] two of Medley Capital's four outside directors will serve on the Board of the combined company; **all four outside directors interviewed for the position after the Merger Agreement was signed.**"

- March 11, 2019 Delaware Chancery Court Opinion[1]

1. Source: Delaware Chancery Court Memorandum Opinion, decided March 11, 2019. 2. Based on MCC stock price as of May 14, 2019.

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ENHANCING BOARD INDEPENDENCE: NEXPOINT'S NOMINEES

- Currently ***less than 60%*** of the MCC board is independent.
- The Investment Company Institute considers it best practice to have ***at least*** **75% of a fund board's directors be independent.**[1]
- We believe **NexPoint's nominees would *drastically improve* the board composition** with **two *independent* directors – and that electing NexPoint's nominees are the only way stockholders can protect themselves.**

INTERESTED DIRECTORS

Brook Taube – CEO & Chairman *MDLY Co-CEO; financial interests lie in Medley Management over MCC*
UP FOR RE-ELECTION **Seth Taube** *MDLY Co-CEO; financial interests lie in Medley Management over MCC*
Jeff Tonkel *MDLY President; Taubes' "friend of 30 years"*[2]

DIRECTORS

UP FOR RE-ELECTION **Arthur S. Ainsberg** *Joined the board in 2011*
Karin Hirtler-Garvey *Joined the board in 2011*
David A. Lorber[1] *Joined the board in 2019*
Lowell W. Robinson[1] *Joined the board in 2019*

NEXPOINT'S *INDEPENDENT* NOMINEES

Stephen A. Mongillo
Mark T. Goglia

1. Source: "Board Composition," Independent Directors Council. Retrieved from www.idc.org.

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STEPHEN A. MONGILLO | NEXPOINT DIRECTOR NOMINEE Professional Experience Icahn Capital LP, Managing Director Bear Stearns, Senior Managing Director Board Experience ? CVR Energy, Inc., Director (Current) AMPF, Inc., Chairman (Current) Herc Holdings, Inc., Director, Member of Audit and Financing Committees ? American Railcar Industries, Inc., Director WestPoint International, Inc., Director Education Tuck School of Business at Dartmouth College, MBA Trinity College, B.A. Offers public company board experience—with roles on audit and finance committees—and valuable professional expertise from a career in the financial industry. Stephen A. Mongillo is a private investor with more than 25 years of experience in the financial industry. He has also held numerous directorship positions across a range of businesses. He currently serves as a director of CVR Energy, Inc. (NYSE: CVI), a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, and as the chairman and principal shareholder of AMPF, Inc., a wholesale distributor of picture frame moldings and supplies. Previously, Mr. Mongillo served on the board of directors and the Audit and Financing committees of Herc Holdings, Inc. (NYSE: HRI), the holding company for Herc Rentals, Inc. He also held director positions at American Railcar Industries, Inc., a North American designer and manufacturer of hopper and tank railcars, and WestPoint International, Inc., a manufacturer and distributor of home fashion consumer products. Mr. Mongillo’s professional experience includes leadership roles at Icahn Capital LP, the entity through which Carl Icahn managed third-party investment funds, and Bear Stearns, where Mr. Mongillo spent 10 years overseeing the Leveraged Finance Group’s efforts in the Healthcare, Real Estate, Gaming, Lodging, Leisure, Restaurant and Education sectors. For full disclosure of the nominee’s other directorships and/or trusteeships, please see NexPoint’s definitive proxy statement. 21

MARK T. GOGLIA | NEXPOINT DIRECTOR NOMINEE Professional Experience ? Condon Tobin Sladek Thornton PLLC, Head of Corporate Practice (Current) ? Goglia Law PLLC, Managing Partner ? Egan Nelson LLP, Partner ? Jones Day, Managing Partner Education ? University of Virginia, J.D. ? Washington & Lee University, B.A. Brings expertise in fiduciary activities and extensive legal experience advising public companies on corporate matters, which we believe will be invaluable to the board as it navigates beyond insider influences and toward the best interests of stockholders. ? Throughout his career, Mr. Goglia has advised emerging growth and Fortune 500 companies on public and private mergers and acquisitions (M&A) and takeovers, private equity transactions, corporate governance, investment vehicles, joint ventures, initial public offerings (IPOs), and other registered securities offerings. ? With over two decades of experience, Mr. Goglia has developed substantial expertise advising corporations in the technology, energy, and retail/consumer packaged goods sectors. ? Mr. Goglia has worked at prominent global law firms. He spent more than a decade at Jones Day, after holding positions at Brobeck, Phleger & Harrison and DLA Piper, managing a roster of major corporate clients, including Texas Instruments, Albertsons, Alon USA Energy, Cisco Systems, Dean Foods, Kaiser Aluminum, Overhead Door, and Micron. ? He has also assisted over 15 companies in capital markets endeavors, including A.C. Moore Arts and Crafts, AHL Services, C.H. Robinson Worldwide, Comfort Systems USA, FlashNet, Hoover’s, NEON Systems, and Waste Industries. For full disclosure of the nominee’s other directorships and/or trusteeships, please see NexPoint’s definitive proxy statement. 22

III . ANNUAL MEETING DETAILS/VOTING INFORMATION

ANNUAL MEETING & PROXY VOTE: IMPORTANT INFORMATION Annual Meeting Information June 4, 2019 12:00 p.m., Eastern time Eversheds Sutherland (US) LLP 1114 Avenue of the Americas, 40th Floor New York, New York 10036 Proxy Information Your proxy is due on June 3, 2019 if not voted at the meeting. Only your latest dated proxy card counts! 24

IMPORTANT CONTACT INFORMATION Proxy/Voting Contact Information D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, NY 10005 If you have any questions or need assistance voting your shares, contact: Phone: +1 (866) 342-2676 Email: MCC@DFKing.com NexPoint Contact Information NexPoint Contact Email: Medley@NexPointAdvisors.com Media Contact: Lucy Bannon Phone: +1 (972) 419-6272 Email: lbannon@highlandcapital.com Website www.MedleyCapitalVote.com 25

IV. INFORMATION ON NEXPOINT’S PROPOSAL TO MCC

NEXPOINT’S PROPOSAL TO MCC1 An external investment advisory agreement between MCC and NexPoint: ? Reduced annualized management fee of 1.25% on the gross assets of the Company.? Reduced incentive fee of 15% on income and capital gains (with retention of the current hurdle rate of 2.1875%). ? Implementation of an expense cap of 0.50%2 ? Aggregate annual savings to the Company’s stockholders of approximately $5.7 million, or $28.5 million over the next five years2, over the Company’s current fee arrangement and expense reimbursement. ? Replaces underperforming management with NexPoint management, whose qualifications are described below. A $10 million payment from NexPoint to the company: ? Upon execution of the investment advisory agreement with NexPoint, we will make a one-time payment of $10 million to MCC. The $10 million injection would inure directly to the benefit of MCC’s stockholders and would represent the equivalent of a 5.7% increase of $0.18 on a per share market value of $3.223. NexPoint will purchase at least $30 million of MCC shares: ? Upon execution of the investment advisory agreement with NexPoint, NexPoint and its affiliates will purchase at least $30 million of MCC shares; one-third of which would be made during the 60 days following the transaction, an additional one-third of which would be made during the following 90 days, and the final one-third of which would be made during the following 90 days, in each case either in open market purchases at the then current market price, if below net asset value (“NAV”), or directly from the Company at NAV. We believe these purchases will further align our interests with stockholders, and will provide liquidity to support trading prices of the Common Stock. ? Reduced advisory fee ? Reduced incentive fee ? Expense cap2 ? Savings directed to stockholders ? Alignment of interests ? $10M payment to MCC3 ? $30M in share purchases (minimum) 1. NexPoint also submitted a proposal to, in the event the Board and Company stockholders approve the MCC/Sierra Merger, become the external manager of the surviving company. 2. “Expense Cap” means that NexPoint will pay, absorb or reimburse the ordinary operating expenses of the Company (the “Ordinary Operating Expenses”) to the extent necessary so that, for any fiscal year, the Company’s Ordinary Operating Expenses do not exceed 0.50% per annum of the Company’s average daily gross assets. The ordinary operating expenses will not be subject to recoupment under any circumstances. 3. As of September 30, 2018. There will be no recoupment of the $10 million payment. 27

WHY NEXPOINT: ROBUST INVESTMENT PLATFORM

At a Glance: NexPoint Advisors, L.P.

- Independent
- Approximately $10 billion in AUM[1]
- Over 25 years of investing in credit and alternatives
- Committed to aligning interests with investors
- Diverse investment platform with a robust back-office infrastructure
- Organizational stability and a strong financial position
- Delivering a range of client-based services from global distribution offices

AUM by Asset Class[1]



Loans
Equities
CLO Debt & Equity
Bonds
9%
41%
31%
19%

NexPoint & Affiliates Investment Platform | Approximately $10 Billion

CLOs	Separate Accounts	Hedge Funds, Private Equity, Other	Retail	Real Estate[2]
$1.4 billion	**$1.9 billion**	**$0.4 billion**	**$4.5 billion**	**$1.6 billion**

1. As of 12/31/18. Inclusive of Highland Capital Management, L.P. and affiliates, based on fee calculation AUM. 2. Real estate AUM total is for explicit real estate funds only and does not consider real estate investments held in diversified funds.

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WHY NEXPOINT: EXPERIENCE & TRACK RECORD

NexPoint Strategic Opportunities Fund ("NHF")(NYSE:NHF)

- Publicly listed closed-end fund managed by NexPoint
- Seeks to provide current income and capital appreciation
- Track record of material outperformance, exceeding that of all BDCs

Cumulative Return (Current Mgmt.)[1]	
NHF	**135%**
MCC (same period)	*-48%*

NexPoint Capital, Inc. ("NexPoint Capital")

- Non-traded BDC managed by NexPoint
- One of the top performing non-traded BDC's since its inception

Cumulative Return Since Inception[2]	
NexPoint Capital	**38%**
Wells Fargo BDC Index	20%

NexPoint Residential Trust, Inc. ("NXRT")(NYSE:NXRT)

- Publicly traded REIT spun-out of NHF through a pro-rata taxable distribution of NXRT common stock to NHF stockholders
- Investors who held NHF and NXRT shares through and after the spin-off experienced a combined **273% return**, outperforming all U.S. listed closed-end funds in that time period[4]

Cumulative Return	
Since Spinoff **NXRT**	**219%**[3]
NHF/NXRT Dual Shareholders **NXRT & NHF**	**273%**[4]

1. Source: Bloomberg. September 25, 2012-April 30, 2019. 2. Source: State Street Corporation and Bloomberg. September 2, 2014-April 30, 2019. 3. Source: Bloomberg. April 1, 2015-April 30, 2019. 4. Source: Bloomberg, September 25, 2012-April 30, 2019.

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